Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S       R E L E A S E

Date:	November 3, 2009
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR ANNOUNCES STRONG QUARTERLY SALES, RECORD BACKLOG,
CASH OF $326 MILLION.
Thor Industries, Inc. (NYSE:THO) announced today its preliminary sales for the three months ended October 31, 2009 were $501 million, up 14% from $439 million last year.
RV sales in the quarter were $389 million, up 18% from $330 million last year. Towable sales were $342 million, up 20% from $285 million last year. Motor home sales were $47 million, up 4% from $45 million the prior year. Bus sales were $112 million, up 3% from $109 million last year.
Cash, cash equivalents, and investments were $326 million on October 31, 2009.
Total backlog was $599 million, the highest ever for this time of the year and up 57% from $381 million last year. Towable backlog was $267 million, up 190% from $92 million last year. Motor home backlog was $48 million, up 50% from $32 million last year. Bus backlog was $284 million, up 11% from $257 million last year.
“Typically, RV backlogs decline from July to October due to seasonality of the business. This year, however, our RV backlog shows a sequential increase, indicating continuing strength in both towables and motor homes,” said Wade F. B. Thompson, Thor chairman.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.